UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2014

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54111	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	9530 Main Street Clarence, New York (Address of Principal Executive Office)	14031 (Zip Code)
Registrant’s telephone number, including area code: (716) 270-1523

______________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on September 17, 2013, 22nd Century Group, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) to purchase all of the issued and outstanding membership interests of NASCO Products, LLC, a North Carolina limited liability company (“NASCO”), from Ralph Angiuoli, the sole member of NASCO (the “Transaction”). NASCO is a federally licensed tobacco product manufacturer and a participating member of the tobacco Master Settlement Agreement known as the MSA, an agreement among 46 U.S. states and the tobacco industry administered by the National Association of Attorneys General (“NAAG”).

On May 13, 2014, the Company entered into a First Amendment to the Purchase Agreement (the “Amendment”). The Amendment (i) eliminates the Company’s obligations with respect to the entry into a management agreement and a sales representative agreement in this Transaction, (ii) changes the date of seller’s right to terminate the Purchase Agreement to September 1, 2014, which may only be exercised if the Transaction has not closed by such date, and (iii) increases the purchase price for the Transaction from One Million Dollars ($1,000,000) to One Million Fifty Thousand Dollars ($1,050,000), subject to potential closing date adjustments.

As previously reported, consummation of the Transaction is subject to various conditions, including the required consents of the settling states of the MSA to an amendment of NASCO’s existing adherence agreement to the MSA, with the Company becoming a signatory to such amended adherence agreement as part of the Company’s acquisition of NASCO.

The forgoing summary does not purport to be complete and is qualified in its entirety by the Amendment, which is filed herewith as Exhibit 2.1.

Item 9.01(d) Financial Statements and Exhibits.

Exhibit 2.1 First Amendment to Membership Interest Purchase Agreement, dated May 13, 2014, between 22nd Century Group, Inc. and Ralph Angiuoli.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Joseph Pandolfino
Date: May 19, 2014	Joseph Pandolfino
Chief Executive Officer